Addendum to the loan agreement dated 08/06/2005

Extension

LOAN AGREEMENT

between

Mr. Günter Thiemann
Käthe-Kollwitz-Strasse 23
33428 Harsewinkel

     - in the following referred to as lender -

and

EDI Exploration Drilling International GmbH
represented by the managing director
Rainer Rotthäuser
Goethestrasse 59, 45721 Haltern am See

- in the following referred to as borrower -

The loan agreement, to which this addendum applies, is changed, effective immediately, in § 2 paragraphs 2 and 3 as follows:

§ 2 Interest, term and repayment of loan

2.	The term of the loan shall be extended by 6 months and shall end on 31/12/2007.
3.	The loan shall be repaid on 31/12/2007 by transfer into the lender’s account.

All of the other provisions of the agreement remain unchanged and valid.

Haltern, 22/04/2007

Signature	Signature

Günter Thiemann	EDI Exploration Drilling International Rotthäuser [sic]
- Lender -	Managing director, Rainer Rotthäuser
- Borrower -